UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 29, 2010

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2010, the Board of Directors of Acorn Energy, Inc. appointed Steven Ledger to serve as a director.

Mr. Ledger is the Managing Member of Tamalpais Partners, a privately-held investment company.

Upon his appointment to the board, pursuant to the company’s 2006 Stock Option Plan For Non-Employee Directors, Mr. Ledger was granted options to purchase 25,000 shares of the company’s common stock at an exercise price of $5.05 per share (the fair market value on the date of grant), which options shall vest one-third per year, the first third to vest one year following the date of grant, and be exercisable for seven years from the date of grant.

In accordance with the company’s director compensation policy, Mr. Ledger will receive an annual retainer of $40,000 payable quarterly in advance, as well as meeting fees for board and committee meetings of $1,000 per meeting.  The Board of Directors has not yet determined on which of its committees Mr. Ledger will serve.

There are no arrangements or understandings between Mr. Ledger and any other person pursuant to which Mr. Ledger was elected as a director.  There are no transactions in which Mr. Ledger has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A press release announcing Mr. Ledger’s appointment is attached to this Current Report as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1  Press release of Acorn Energy, Inc., dated July 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 30th day of July, 2010.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, General Counsel and Secretary